Exhibit 10.14
STOCK APPRECIATION RIGHTS AWARD AGREEMENT
PURSUANT TO THE
MOOG INC. 2008 STOCK APPRECIATION RIGHTS PLAN
AWARD NO. ___
     This Stock Appreciation Rights Award Agreement evidences the grant of Stock Appreciation Rights (“SARs”) pursuant to the Moog Inc. 2008 Stock Appreciation Rights Plan. As used in this Agreement, the following terms will have the meanings indicated:

Company:	MOOG INC.

Grantee:

Shares Covered:	Class A Common Stock

Number of Stock Appreciation Rights:

Agreement Date:

Grant Date:

Expiration Date:

Exercise Price Per SAR:

SARs Vesting Schedule:	SARs covered by this Agreement vest and become exercisable as follows:

Date First Exercisable	Number of SARs

MOOG INC.

Date:	By:
Title:

Date:

GRANTEE

STOCK APPRECIATION RIGHTS AWARD AGREEMENT
     THIS STOCK APPRECIATION RIGHTS AWARD AGREEMENT is between Moog Inc., a New York corporation (the “Company”), and the recipient (the “Grantee”) of the grant of Stock Appreciation Rights in the Company (“SARs”).
     WHEREAS, the Company desires to carry out the purposes of the Moog Inc. 2008 Stock Appreciation Rights Plan (the “Plan”) by awarding to the Grantee SARs in the Company.
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties agree as follows:
1. Grant of SARs.
The Company hereby grants SARs to the Grantee in the amount shown on the cover page of this Agreement. This Award entitles the Grantee to exercise the SARs in exchange for shares of Company Stock in the amount determined under Paragraph 9 below, subject to the terms and conditions set forth in this Award Agreement and the Plan. The number of shares pertaining to the Award is subject to adjustment in accordance with Section 4 of the Plan.
2. Incorporation of Plan.
This Award is subject to, and governed by, the terms and conditions of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail. Unless otherwise defined in this Agreement, the terms used in this Agreement will have the same defined meanings as in the Plan.
3. Exercise Price.
The exercise price for each SAR (the “Exercise Price”) granted under this Award will be the amount shown on the cover page of this Agreement, which is the Fair Market Value of a share of Company Stock on the Grant Date.
4. Vesting Schedule.
The SARs subject to this Award will vest and become exercisable in accordance with the schedule shown on the cover page hereof, subject to the Grantee’s continued Service through each vesting date. Upon the occurrence of any of the following events or circumstances, this Award will immediately become 100% vested and exercisable: death while employed by, or serving as a Director of, the Company; Disability; Retirement; and a Change in Control.
5. Term of SARs.
The SARs granted under this Award will expire on the tenth anniversary of the Grant Date, subject to earlier termination as provided in the Plan. The exercise period of the SARs may be modified under the provisions of Section 6 of the Plan.

6. Termination of SARs.
The SARs will automatically terminate upon the earliest to occur of the following:
i.	The expiration date determined under Paragraph 5 above;

ii.	The date 90 days after the Grantee’s Service terminates for any reason other than death, Disability, Retirement, a Change in Control, or Cause;

iii.	The date 24 months after the termination of the Grantee’s Service due to an Acceleration Event, as provided in Section 6 of the Plan; or

iv.	The date the Grantee’s Service is terminated for Cause.
In the event of the Grantee’s death, all remaining SARs may be exercised at any time before the expiration or termination of the SARs, as determined above, by the executors or administrators of the Grantee’s estate or by a person who acquires the right to such exercise by will or by the laws of descent and distribution, provided the requirements set forth in Section 7(c) of the Plan are satisfied.
7. No Rights as a Stockholder.
Neither the Grantee nor any transferee has any rights as a stockholder with respect to any shares covered by or relating to this Award until the date the Grantee or transferee becomes the holder of record of the shares.
8. Exercise of SAR.
Each vested SAR will be exercisable at any time during the term of the SAR, except that the SARs must be exercised in blocks of at least 100 SARs (unless the exercise is for the entire remaining vested portion of this Award). The SARs may be exercised by delivering notice to the Company’s principal office, no less than one nor more than ten business days in advance of the effective date of the proposed exercise. The notice must be signed by the Grantee and must specify the number of SARs being exercised and the effective date of the exercise.
9. Benefit Upon Exercise.
Upon exercising all or any portion of this Award, the Grantee will receive unrestricted, fully transferable shares of Company Stock equal in value to the number of SARs exercised, multiplied by the difference between (i) the Fair Market Value of a share of Company Stock on the exercise date, over (ii) the Exercise Price of the SAR. This calculated value will be divided by the Fair Market Value of a share of Company Stock on the exercise date to determine the number of shares of Company Stock that the Grantee will receive on exercise, subject to any withholding of shares pursuant to Paragraph 14 below. Fractional share amounts will be settled in cash. Stock will be issued within one month of the exercise date, or as soon as administratively feasible, if later.

10. Nondisclosure Covenants.
The Grantee acknowledges that he or she has access to certain confidential, proprietary, trade secret, or competition-sensitive Company information (“Protected Information”). As partial consideration for this grant of SARs, the Grantee agrees and covenants that he or she (1) will not make any unauthorized disclosure of Protected Information; (2) will take all reasonable measures to preserve and protect such Confidential Information from unauthorized disclosure, removal or transmittal from Company premises; (3) will return all Protected Information to the Company upon termination or upon request by management or the Grantee’s supervisor; and (4) will treat such similar information submitted to the Company by customers, vendors or Government entities in the same manner as the Company’s Protected Information. Violation of this nondisclosure provision will be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee, in its sole discretion, may determine.
11. Non-Transferability.
Except as otherwise provided in Section 7 of the Plan, the SARs are not transferable other than by will or the laws of descent and distribution, and the SARs may be exercised during the Grantee’s lifetime only by the Grantee.
12. No Right to Employment.
The Grantee acknowledges that nothing in the Plan or this Agreement confers upon the Grantee any right with respect to continued employment by the Company or interferes in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate the Grantee’s employment or to increase or decrease the Grantee’s compensation.
13. Legal Compliance Restrictions.
If at any time the Company determines, in its discretion, that the listing, registration or qualification of the SARs upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the exercise of SARs under the Plan, these SARs may not be exercised unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. The Company will make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any governmental authority.

14. Withholding Taxes.
As a condition of this Award, the Grantee agrees to pay or make arrangements for the payment to the Company of the amount of any taxes that the Company is required by law to withhold with respect to the SARs. Payment will be due on the date the Company is required to withhold such taxes. The Committee (or the Board in the case of SARs granted to a non-employee director) may, in its discretion in accordance with the Plan, permit the Grantee to satisfy the withholding requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld or by permitting the Grantee to deliver to the Company shares of Common Stock with a Fair Market Value equal to the amount required to be withheld.
15. Governing Law.
Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.
16. Binding Effect.
This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by this Agreement.
17. Risks.
The Grantee is advised that the value of the SARs and the shares of Stock acquired under the SARs will fluctuate as the trading price of the Stock fluctuates. The Grantee exclusively accepts all risks associated with a decline in the market price of Company Stock and all other risks associated with the holding of shares of Stock. No amount will be paid to, or in respect of, the Grantee to compensate for a downward fluctuation in the price of Company Stock, nor will any other form of benefit be conferred upon, or in respect of, the Grantee for such purpose.
18. Acceptance of Terms.
By accepting this Award, the Grantee expressly warrants that he or she has received SARs representing shares of Company Stock under the Plan, and has received, read and understands the Plan and this Agreement. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.